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                                                                   EXHIBIT 10.10



                                   ASSIGNMENT

STATE OF TEXAS

COUNTY OF DALLAS

         Computer Translation Systems & Support, Inc. ("CTSS"), Jerrold P. Lefler ("Lefler"), Merle Moore ("Moore"), Lawrence West Melquiond ("West"), and the respective wives and / or common law wives and / or significant others, assignors (collectively referred to as "Assignors"), for Ten Dollars ($10.00) and other valuable consideration, by this instrument hereby grant and convey to ErgoFon'iks, Inc, assignee, all of its right, title, and interest in the Intellectual Property, Product, Process, and Improvements described in Exhibit A attached hereto.

         This assignment is made subject to the following terms:

         1. WARRANTY. CTSS, Lefler, Moore, and West expressly warrant that they have good title to the property conveyed by this Assignment, and that the property is free from any prior claim or encumbrances of any nature or kind.

         2. BINDING EFFECT. This Assignment and all of its terms and conditions, are binding on the Assignors and their successors and assigns, and on ErgoFon'iks, Inc. and its successors and assigns.

Executed this 15th day of October, 1997.

Computer Translation Systems & Support, Inc.

By:
    ----------------------
         President


---------------------------                ---------------------------
Jerold P. Lefler                            Wife of Jerold P. Lefler


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Merle Moore                                 Wife of Merle Moore


---------------------------
Lawrence West Melquiond
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                            EXHIBIT A. TO ASSIGNMENT


1.       PRODUCT.  "PRODUCT" SHALL MEAN

         a. The Foniks and Impact operational software and User Documentation and all Improvements thereto, excluding the Digitext "chart" tables and the Digitext keyboard as those terms are defined in the March 21, 1991 agreement by and between Digitext and CTSS, Inc.;

         b. The "keyboard emulator box" and all improvements to items set forth in paragraph 1.5 a above;

         c. All other current, pending, and future related products to the Foniks and Impact Units and User Documentation of CTSS and/or the shareholders in the field of voice transcription to computer data, data capture and transcription technology, voice-to-text technology, machine shorthand to type phonetically, data capture and shorthand transcription technology.

         d.      Any rights to IMPACT trademark name, if any;

         e. Product shall not include Real-Time Captioning, Inc.'s captioning products.

2.       INTELLECTUAL PROPERTY.  "INTELLECTUAL PROPERTY" SHALL MEAN

         a. All patents and patent applications of CTSS and/or the shareholders, including, without limitation, all patents, their reissue, and pending patents issuing thereon and any reissue of any such patents relating or referring to the Product or Process;

         b. All software and all improvements, enhancements, conversions, and modifications thereto of CTSS and/or the shareholders, including, without limitation, all source codes, flow charts, chart tables, look-up tables, exception tables, executable object code, program source code with internal programmer notes, and all physical embodiments thereof that have existed in the past and are currently developed or being developed, including all documentation thereof relating or referring to the Products and/or Process;

         c. All works of authorship owned by CTSS and/or the Shareholders, and all claims of copyright thereto, as well as all derivative works, modifications, changes and other embodiments of such works or authorship which relate or refer to the Products and/or Process;
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         d.      All current and pending trademarks, service marks, and trade dress and all names used, or to be used by CTSS and/or the Shareholders or referring to the Products and/or the Process, and the good will associated therewith;

         e. All technical information and trade secrets of CTSS and/or the shareholders, including, without limitation, the engineering, scientific and practical information and formulas, compliers, Gerber file for steno mother board, program file for cup chip for steno board, complete parts list for Fon'iksWriter, complete parts list for steno keyboard, drawings for metal housing for the Fon'ik's Writer, left and righ hand chart tables, research data, design and manufacturing procedures, know-how, raw material, and expertise and all specifications which are applied to the designs and construction of tooling and operation of manufacturing/assembling the Product or using the Process;

         f. All User Documentation and literature of CTSS and/or the shareholders, including but not limited to all user manuals, supporting materials, training manuals and materials, workbooks, product description and technical manuals relating to the Product and/or Process, as well as all copyrights to the foregoing;

         a. The term "Intellectual property" does not include software developed by Lefler and/or Realtime Captioning, Inc. which is used for closed caption purposes; and

         a. All rights, title and interest of CTSS in (1) the March 21, 1991 license agreement by and between Digitext, Inc. and CTSS, Inc. and (2) the August 9, 1995 license agreement by and between Digitext, Inc. and CTSS, Inc.


3.       PROCESS.

         "Process" shall mean any and all current and future processes and all improvements thereto of CTSS and/or the shareholders for the transcription of voice to computer data (by keystroke, hand movement or recognition, or otherwise) except for captioning products.

4.       IMPROVEMENTS.

         "Improvements" shall mean any invention, technology information, development, technology and modifications of any nature or form, and any part or combination of parts, or method of using or manufacturing such part or combination of parts, currently being developed, and which is developed from the signing of this agreement until West and Lefler execute their respective employment agreements (the "Employment Agreements")
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which improves the Process, including, without limitation, the development of a new Process which affects the Product in any of the following ways:

         a.      Reduces production costs;

         b.      Improves performance;

         c.      Improves handling in the manufacturing process;

         d.      Broadens applicability;

         e.      Increases marketability; or

         f.      Improves appearance.